Exhibit 99.1

SWT SA

57, rue Lhomond

75005 Paris

Report of Independent Auditors

To the Board of Directors and Shareholders of SWT SA:

We have audited the accompanying consolidated balance sheet of SWT SA and its subsidiaries as of December 31, 2004 and the related consolidated statement of operations, consolidated statement of cash flows, and consolidated statement of shareholders equity for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America, and with professional auditing standards applicable in France. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The accompanying financial statements do not include any comparative information for the previous year, as required under accounting rules and principles applicable in France.

In our opinion, except for the matter referred to in the preceding paragraph, the consolidated financial statements present fairly, in all material respects, the financial position of SWT SA and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting rules and principles applicable in France.

Accounting rules and principles applicable in France vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 22 to the consolidated financial statements.

Neuilly Sur Seine, August 9, 2005

PricewaterhouseCoopers Audit

Anne Monteil

Partner

SWT S.A.

CONSOLIDATED BALANCE SHEET

(in euros)

	Notes	As of December 31, 2004
ASSETS
Non-current assets
Intangible assets	3	€36,500

Tangible assets
Leasehold improvements		33,000
Vehicles		16,500
Office and computer equipment		176,400
Office furniture		8,000

	3	233,900

Other non-current assets		52,100

Total non-current assets		322,500

Current assets
Accounts receivable	4	2,972,200
Prepaid expenses	5	125,000
Cash and cash equivalents	7	1,845,300
Other current assets	6	384,200

Total current assets		5,326,700

Total assets		€5,649,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Shareholders’ equity
Capital	8	€991,300
Additional paid-in capital		3,408,000
Retained deficit		(1,588,800)
Net loss for the year		(1,585,000)
Currency translation adjustments		4,200

Total shareholders’ equity		1,229,700

Provisions and other liabilities	9	281,600

Liabilities
Borrowings and advances	11	444,600
Accounts payable	11	764,700
Taxes	11	700,400
Accrued payroll and related costs	11	653,600
Deferred revenue	10	1,534,400
Other liabilities	11	40,200

Total liabilities		4,137,900

Total liabilities and shareholders’ equity		€5,649,200

The accompanying notes are an integral part of the financial statements.

SWT S.A.

CONSOLIDATED STATEMENT OF OPERATIONS

(in euros)

	Notes	Year Ended December 31, 2004
Operating income:
Net sales – software		€1,899,300
Net sales – services		2,725,900
Net sales – hardware and other		1,611,400
Other income		427,800

Total operating income	19	6,664,400

Operating costs and expenses:
Cost of materials and services		1,210,600
Payroll costs		4,541,000
Office and production supplies		280,000
Other operating expense		1,934,300
Taxes other than income		135,600
Depreciation and amortization		163,000
Bad debt expenses		—
Provisions		34,000
Other expenses		47,400

Total operating costs and expenses		8,345,900

Total loss from operations		(1,681,500)

Financial income	13	70,000

Loss before tax and exceptional items		(1,611,500)
Exceptional (income)		(9,800)
Exceptional expense		3,800

Loss before income taxes		(1,605,500)

Income tax benefit	14	(20,500)

Net loss	19	€(1,585,000)

Loss per share:
Basic and diluted	15	€(31.98)

Shares used in computing loss per share:
Basic and diluted		49,566

The accompanying notes are an integral part of the financial statements.

SWT S.A.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in euros)

Year Ended December 31, 2004
Cash flows from operating activities:
Net loss	€(1,585,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	163,600
Non-cash items - ANVAR and COFACE advances	(359,200)
Loss on disposal of property and equipment	2,700
Changes in operating assets and liabilities:
Accounts receivable, net	275,000
Prepaid expenses and other current assets	(68,500)
Accounts payable	(139,300)
Deferred revenue	487,500
Accrued payroll and related costs	292,400
Taxes and other liabilities	217,500

Net cash used in operating activities	(713,300)

Cash flows from investing activities:
Purchases of property and equipment	(166,000)
Purchase of software license	(16,900)

Net cash used in investing activities	(182,900)

Cash flows from financing activities:
Repayment of debt	(145,500)
Proceeds from ANVAR advance	190,000

Net cash provided by financing activities	44,500

Effect of exchange rate changes on cash	8,300

Net decrease in cash and cash equivalents	(843,400)

Cash and cash equivalents at beginning of year	2,688,700

Cash and cash equivalents at end of year	€1,845,300

The accompanying notes are an integral part of the financial statements.

SWT S.A.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in euros)

	Capital	Additional Paid-In Capital	Retained Earnings (Deficit)	Net Loss	Cumulative Translation Adjustments	Total Shareholders’ Equity
Balance at December 31, 2003	€991,300	€3,408,000	€994,500	€(2,583,300)	€(4,100)	€2,806,400
Net loss for the prior year			(2,583,300)	2,583,300		—
Net loss for the current year				(1,585,000)		(1,585,000)
Other changes					8,300	8,300

Balance at December 31, 2004	€991,300	€3,408,000	€(1,588,800)	€(1,585,000)	€4,200	€1,229,700

The accompanying notes are an integral part of the financial statements.

SWT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The financial year is of twelve months’ duration, from January 1 to December 31.

The notes or tables below are an integral part of the consolidated financial statements.

1. Organization, accounting principles and conventions

A. Organization

SWT S.A. (the “Company” or “SWT”) was organized as a société anonyme corporation, under the laws of the Republic of France. SWT is a provider of automatic data extraction and intelligent document capture solutions and technology. The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned and majority controlled subsidiaries, after elimination of intercompany transactions and balances.

B. Accounting principles

The consolidated financial statements have been prepared in accordance with accounting rules and principles applicable in France according to standard 99-02 of the French Accounting Standards Committee (“Comité de la Réglementation Comptable” – CRC).

C. Consolidation principles

The subsidiaries which SWT controls are fully consolidated. All subsidiaries have a fiscal period ending December 31.

D. Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but are not limited to, revenue recognition contingencies and litigation, allowances for doubtful accounts receivables and income taxes. Actual results could differ from those estimates.

E. Translation of financial statements of foreign entities

The Company’s reporting currency is Euros.

The financial statements of foreign subsidiaries, whose functional currency is not Euros, are translated into Euros as follows:

•	assets and liabilities are translated at the year-end rate;

•	the revenues and expenses are translated at the average rate for the financial period; and

•	the translation adjustment resulting from the use of these different rates is included as a separate component of shareholders’ equity.

F. Revenue recognition

The Company’s revenue is generated primarily from three sources: (i) software revenues, consisting primarily of software license revenue (ii) service revenues, consisting primarily of software maintenance and support revenue, training revenue and professional service revenues and (iii) hardware and other revenues, consisting primarily of revenues related to the sale of third-party digital scanners.

Software license revenue is recognized upon shipment provided that persuasive evidence of an arrangement exists, fees are fixed or determinable and collection is probable.

Vendor-specific objective evidence of fair value for services and support obligations is determined based upon sales of these services when sold separately to other customers, or with regards to support, the renewal rates quoted in the agreements. If evidence of the fair value of one or more undelivered elements does not exist, the revenue is deferred and recognized when delivery of those elements occurs or when fair value can be established.

When software licenses are sold together with professional services, license fees are recognized upon delivery provided that the above revenue recognition criteria are met, payment of the license fees is not dependent upon the performance of the services, and the services do not provide significant customization or modification of the software products and are not essential to the functionality of the software that was delivered. For arrangements with services that do not meet this criteria, the license and related service revenues are recognized using contract accounting as described below.

Service revenues include software maintenance and support revenues, training revenues and professional service revenues. Revenues from software maintenance and support agreements are recognized on a straight-line basis over the term of the support period, generally twelve months. Revenues from these services are generally recognized as the services are performed. If substantive uncertainty related to customer acceptance of services exists, the company would apply the completed contract method of accounting and defer the associated revenue until the contract is completed. In such instances, management is required to estimate the input measures, generally based on hours incurred to date compared to total estimated hours of the project, with consideration also given to output measures, such as contract milestones, when applicable. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss,

Revenue related to the sale of hardware and other products, which are typically procured from third-party vendors and sold to customers for use with software solutions, is recognized upon delivery provided that persuasive evidence of an arrangement exists, the selling price is fixed or determinable and collectibility is reasonably assured.

If at the outset of an arrangement the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes due. If at the outset of an arrangement the Company determines that collectibility is not probable, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If an arrangement provides for customer acceptance, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period.

Deferred revenue is primarily comprised of undelivered maintenance services and to a lesser degree hardware and other products delivered but not yet accepted.

G. Research and development costs

Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established. After establishing technological feasibility, which is defined as the establishment of a detailed working model, material development costs incurred through the date the product is available for general release to customers would be capitalized and amortized over the estimated product life. To date, the period between achievement of technological feasibility and general availability of the products has been minimal and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs since its inception.

H. Fixed assets

Fixed assets are recorded at acquisition cost (purchase price and incidental costs) and are depreciated using the straight –line method as follows:

•	Leasehold improvements: the lesser of their useful lives or the related lease term

•	Software licenses: 3 years

•	Vehicles: 5 years

•	Office and computer equipment: 3 to 5 years

•	Office furniture: 5 years

I. Impairment of long lived assets

An impairment charge is recorded for property and equipment or intangible assets when, due to events and circumstances arising in the period, their recoverable value appears durably lower than their carrying value. Recoverable value is the higher of realizable value or value in use.

J. Allowance for doubtful accounts

Accounts receivable are stated at cost, net of allowances for doubtful accounts. The Company makes judgments as its ability to collect outstanding receivables and provides allowances for the portion of receivable when collection becomes doubtful.

K. Foreign currencies transactions

Receivables and payables denominated in foreign currencies are measured in the functional currency and related transaction gains/losses are reflected in earnings.

L. Marketable securities

Marketable securities are recorded at their historical cost. A provision is recorded when their net realizable value is lower than their acquisition cost.

M. Provisions for risks and charges

Provisions are recorded when there is an obligation with respect to a third party for which it is probable or certain that there will be an outflow of resources, without at least an equivalent return expected from that third party.

This obligation may be legal, regulatory, or contractual in nature. It may also result from the practices of SWT having created a legitimate expectation on the part of such third parties that SWT will assume certain responsibilities.

The estimate of the amount of the provision corresponds to the expenditure that SWT will probably have to bear to settle its obligation. If no reliable estimate of the amount can be made, no provision is recorded; a disclosure is therefore provided in the notes to the financial statements.

Contingent liabilities, representing obligations which are neither probable nor certain at the year-end, or probable obligations for which a cash outflow is not probable, are not recorded. Information about such contingent liabilities is presented in the notes to the financial statements.

Retirement indemnity obligations are recorded as a provision based on an actuarial valuation.

N. Deferred tax assets and liabilities

Deferred income taxes are recorded on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, as well as those arising from loss carry forwards, when applicable. A valuation allowance is recorded for deferred tax assets to the extent that the recovery of those assets would not be considered more likely than not.

The Company uses the liability method under which deferred taxes are measured by applying the tax rates enacted at the balance sheet date, as applicable at the time the temporary difference is expected to reverse.

O. Additional information

•	Anvar subsidies

In January 2000, the Company entered into an agreement with ANVAR which resulted in the receipt of €312,500 in research subsidies to finance improvements to one of SWT’s products. The Company received two equal installments of €125,800 in March 2002 and January 2001 and a final installment of €60,900 in February 2002. During April 2002, the Company determined the research results to be a success, and commenced repayment of the advances in three equal installments of €76,200 in June 2002, 2003 and 2004 and a final repayment of €83,800 due in June 2005. At December 31, 2004, the Company has included €83,800 in borrowings and other liabilities.

In May 2003, the Company entered into an agreement with ANVAR which resulted in the receipt of €410,000 in research subsidies to finance improvements to one of SWT’s products. The Company received installments of €220,000 in June 2003 and €190,000 in July 2004. During December 2004, the Company determined the research project to be a failure and ceased efforts. In accordance with the terms of the agreement, SWT notified ANVAR of such outcome and as a result, reduced its obligation by €260,000, the effect of which has been included in other income for 2004. At December 31, 2004, the Company has included the minimum obligation of €150,000 in borrowings and other liabilities. The repayment of the minimum obligation is due in two installments of €100,000 and €50,000 on September 30, 2005 and 2006, respectively.

•	COFACE insurance

The “insurance-prospection” contract is designed to cover losses resulting from operations carried out abroad in connection with exporting French goods and services. SWT entered into COFACE contracts which are subject to conditions governing duration (a “guarantee period” of generally 2 years, followed by a 2-year “redemption period”), budget (“guaranteed funding”), and geographical limits. Indemnification receive during the “guarantee period” is considered as an advance, and is referred to as “provisional indemnification”.

During August 2001, SWT entered into an agreement with COFACE in connection with the expansion in several South American countries, the United States, Japan, Switzerland and Poland. Based upon the revenues generated in these countries during the historic redemption period, the Company was notified in August 2004 of a forgiveness of debt of €99,500, the effect of which has been included in other income for 2004.

During September 2002, SWT entered into an agreement with COFACE in connection with the expansion in the United States, Germany and Japan which resulted in the receipt of €90,200 and €92,300 of advances in

December 2003 and January 2005, respectively. Based upon the revenues generated in these countries during the historic redemption period, the Company will be required to submit repayment by December 2005. Accordingly, the €90,200 of advances is included in borrowings and other liabilities as of December 31, 2004.

During November 2004, SWT entered into an agreement with COFACE in connection with the expansion in Spain and Portugal which will result in the receipt of €53,000 of advances in 2005. Based upon the revenues generated in these countries during the historic redemption period, the Company will be required to submit repayment by February 2006. As of December 31, 2004, the Company has not recorded any subsidy income or receivable related to this agreement.

•	Research tax credits

The Company is entitled to a tax credit based upon the incremental amount of eligible research and developments expenditure incurred during the year. Realization of the resulting tax asset is achieved through the offset against corporate income tax obligations during the following three years with any unapplied amounts reimbursed at the end of the third year.

2. Scope of consolidation

The following subsidiaries are fully consolidated:

Subsidiary	Creation date	Consolidation date	Percentage of interest / Percentage of vote	Capital stock	Shares par value
SWT Spain, S.L.	July 2004	July 2004	100%	€3,006	€1
SWT UK, Ltd	October 2003	October 2003	100%	£1	£1
SWT US, Inc.	December 2003	December 2003	100%	$1,000	$1

3. Fixed assets

A. Intangible assets

	01/01/2004	Acquisition / Depreciation	Disposal	Exchange gain/loss	12/31/2004
Software licenses – gross	€105,200	€16,900	€—	€—	€122,100
Accumulated depreciation	(56,900)	(28,700)	—	—	(85,600)

Software licenses – net	€48,300	€(11,800)	€—	€—	€36,500

B. Property and equipment

	01/01/2004	Acquisition / Depreciation	Disposal	12/31/2004
Leasehold improvements	€84,900	€23,000	€—	€107,900
Vehicles	36,100	3,500	(3,000)	36,600
Office and computer equipment	337,800	139,500	(45,100)	432,200
Office furniture	41,600	—	—	41,600
Accumulated depreciation (Leasehold improvements)	(49,300)	(25,600)	—	(74,900)
Accumulated depreciation (Vehicles)	(14,500)	(7,300)	1,700	(20,100)
Accumulated depreciation (Office and computer equipment)	(205,800)	(93,700)	43,700	(255,800)
Accumulated depreciation (Office furniture)	(25,300)	(8,300)	—	(33,600)

Leasehold improvements - net	35,600	(2,600)	—	33,000
Vehicles – net	21,600	(3,800)	(1,300)	16,500
Office and computer equipment - net	132,000	45,800	(1,400)	176,400
Office furniture - net	16,300	(8,300)	—	8,000

Property and Equipment-net	€205,500	€31,100	€(2,700)	€233,900

4. Receivables and allowance for doubtful accounts

At December 31, 2004, the gross value accounts receivable was €2,974,500. Allowance for doubtful accounts amounted to €2,300 (€2,300 at December 31, 2003), representing a net receivables amount of €2,972,200. All accounts receivable are less than one year from issuance.

Allowance is based on an individual assessment of the risk of non-recovery.

5. Prepaid expenses

As of December 31, 2004, third party prepaid expenses primarily include:

•	€58,000 prepaid maintenance ;

•	€19,500 on prepaid rents; and

•	€16,000 down payment on tradeshows.

6. Other current assets

As of December 31, 2004, other current assets consist primarily of the following balances:

•	€111,500 of research and development tax credits;

•	€86,700 of income tax receivable resulting from the carryback of prior year losses;

•	€78,500 of VAT (Value Added Tax) receivable;

•	€55,000 of inventory; and

•	€13,000 of advances to employees.

7. Cash and cash equivalents

The Company’s cash and cash equivalents are as follows:

	12/31/2004	01/01/2004
Cash and banks	€425,400	€2,388,700
Investments in mutual funds (SICAV de trésorerie and Fonds Communs de Placement)	1,419,900	300,000

Total cash and cash equivalents	€1,845,300	€2,688,700

8. Shareholders’ equity

		Number of shares
Share	Stated value	01/01/2004	Shares created during the financial year	Shares bought back during the financial year	12/31/2004
Shares	€20	49,566	—	—	49,566

A. Equity warrants for newly-established companies (“BSPCE”):

The Company granted 900 and 720 free BSPCE’s to certain employees in July 2002 and April 2003, respectively. Each BSPCE gives rights to one share of the Company’s common stock at an exercise price of €127.16 (2002) and €194.18 (2003). All outstanding BSPCE’s were exercised during June 2005.

9. Provisions and other liabilities

	01/01/2004	Accrued	Reversed used	Reversed unused	12/31/2004
Litigation	€3,800	€—	€—	€(3,800)	€—
French retirement indemnity	41,200	23,800			65,000
Other provision	176,300	40,300			216,600

Provisions and other liabilities	221,300	64,100	—	(3,800)	281,600

Operating income(loss)		€64,100	€—	€(3,800)
Financial income		—		—
Exceptional income		—		—

A. Litigation

During 2003, a former SWT employee pursued legal settlement of a wrongful termination claim. During 2004, the Company successfully defended itself against such claim and as a result, reversed the litigation reserve which is included in other income.

B. Retirement indemnity obligations

French law requires the Company to provide for the payment of a lump sum retirement indemnity to French employees based upon years of service and compensation at retirement. The Company’s benefit obligation was approximately €65,000 and €41,200 as of December 31, 2004 and 2003, respectively. The increase in the balance is the result of increases to the obligation for service and interest cost, adjusted by the actuarial valuation. The benefit obligation is calculated as the present value of estimated future benefits to be paid, using as of December 31, 2004 the following assumptions: a) retirement age from 60 to 63 years; b) discount rate of 3.9%; and c) an employee turnover rate of 9.0%.

Change in projected benefit obligation

Projected benefit obligation, 01/01/03	€41,200
Interest cost	1,800
Service cost	14,300
Benefits paid	—

Estimated PBO at end of period	57,300

Actuarial differences	7,700

Projected benefit obligation, 12/31/04	€65,000

C. Other provision

The Company has recorded provisions for potential penalties and interest related to VAT reporting deficiencies primarily in prior years and to a lesser degree, the current year.

10. Deferred revenue

Deferred revenue relates primarily to maintenance and support invoices on software license and hardware sales which are recognized as revenue over the service period term and to a lesser extent, revenue on software license which were invoiced however acceptance had not occurred as of December 31, 2004.

11. Liabilities and debt

	Less than 1 year	1 to 5 years	Total
Borrowings and advances	€321,900	€122,700	€444,600
Accounts payable	764,700	—	764,700
Accrued payroll and related costs	653,600	—	653,600
Valued added tax (VAT) payable	700,400	—	700,400
Deferred revenue	1,452,100	82,300	1,534,400
Progress billings	40,200	—	40,200

Total liabilities and debt	€3,932,900	€205,000	€4,137,900

At December 31, 2004, the Company has the following unsecured debt obligations which are denominated in euros:

•	€120,600 in two bank installment loans due in quarterly installments through February 2008 which bear interest at the 3 month European bank rate (4.4% at 12/31/04);

•	€90,200 of cash advance from COFACE due by December 2005; and

•	€233,800 of cash advances from ANVAR due in installments by September 2006

12. Research and development expenses

Research and development costs are expensed as incurred. In 2004, €686,000 of research and development costs were incurred which consisted of personnel costs, consumables and indirect overhead costs.

13. Financial income

Included in financial income is €74,100 of realized gains on the sale of marketable securities, €1,000 of interest income on bank deposits, less €5,100 of interest incurred on bank loans.

14. Income tax

Loss before provision for income taxes consists of the following for the year ended December 31, 2004:

France	€(200,000)
Rest of world	(1,405,500)

Total	€(1,605,500)

The provision for income taxes consists of the following for the year ended December 31, 2004:

Current	€(20,500)
Deferred	—

Total	€(20,500)

A reconciliation of income taxes computed at the French statutory rate of 34.43% to the provision for income taxes is as follows for the year ended December 31, 2004:

Pre tax loss	€(1,605,500)

Income tax provision computed at the French statutory rate	552,800
Operating losses not utilized	(552,800)
Non deductible expenses and other elements	—
Research and development tax credit	(30,600)
Provision for tax	10,100

Total income tax benefit	€(20,500)

Effective tax rate	1.3%

Deferred taxes reflect the net effects of loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of the Company’s deferred tax assets consist of the following as of December 31, 2004:

Net operating loss carryback	€86,700
Research and development tax credits	111,500
Temporary differences, including primarily accrued employee benefits	104,200
Net operating loss carryforwards	1,373,800

Total deferred tax assets	1,676,200
Valuation allowance	(1,478,000)

Net deferred tax assets	€198,200

Net deferred tax assets are included in other current assets. See Note 6.

The Company has net operating loss carryforwards which it can use to offset future income as of December 31, 2004 as follows:

France	€2,624,800
U.S.	769,700
U.K.	313,200
Spain	304,600

Net operating loss carryforwards	€4,012,300

15. Net income per ordinary share

The following table sets forth the computation of basic and diluted net loss per ordinary share for the year ended December 31, 2004:

Basic and diluted net income per share:
Numerator:
Net loss	€(1,585,000)
Denominator:
Weighed average ordinary shares outstanding – basic and diluted	49,566

Net loss per ordinary share – basic and diluted	€(31.98)

16. Other commitments

Future minimum lease payments under lease contracts are as follows:

	Less than 1 year	1 to 5 years	Greater than 5 years
Copier equipment	€1,400	€2,100	€—
Autos	3,700	6,800	—
Office facilities	177,100	119,900	24,600

Total	€182,200	€128,800	€24,600

17. Employees

As of December 31, 2004, the Company employed the following personnel:

Managers	19
Employees	60

Total	79

18. Management compensation

The total compensation (direct or indirect) paid to the four members of executive management and the board of directors in relation to their functions amount to the following for the year ended December 31, 2004:

Executive management	€379,200
Board of directors	—

Total	€379,200

19. Segment and geographic information

SWT has a single reportable operating segment consisting of the development, marketing and servicing of input management solutions. Geographic information as of and for the year ended December 31, 2004 follows:

	Revenues		Net loss		Total Assets
France	€5,881,200	(88)%	€(199,800)	(13)%	€5,208,400	(92)%
Rest of world	783,200	(12)%	(1,385,200)	(87)%	440,800	(8)%

Total	€6,664,400	(100)%	€(1,585,000)	(100)%	€5,649,200	(100)%

During the year ended December 31, 2004, one customer accounted for approximately €684,400 or 12% of total sales.

20. Related party transactions

According with a lease agreement amended in August 2002, SWT rents its Orly, France office from one of its Board members. In 2004 the total amount of rents, excluding VAT, amounted to €76,000.

21. Subsequent event

On May 10, 2005, SWT S.A. entered into a shareholders’ agreement with Captiva Software Corporation, a U.S. company, according to which the holders of 49,566 shares of SWT S.A. agreed to exchange their shares for approximately 179,500 shares in Captiva common stock and approximately €14.0 million in cash.

22. Summary of significant differences between accounting policies generally accepted in the United States of America and France

The financial statements of the Company have been prepared and presented in accordance with accounting rules and principles applicable in France (“French GAAP”). There are no material quantitative differences between French GAAP and U.S. GAAP with respect to net loss for the year ended December 31, 2004 or net equity at December 31, 2004.

a) Description of the differences between French GAAP, as applied by the Company and U.S. GAAP

i. Exceptional items

Certain amounts presented as exceptional income and expense (non-operating) in the statement of income under French GAAP do not qualify as non operating items under US GAAP. Additionally, US GAAP does not have criteria to classify items as “exceptional”, but does have criteria for “extraordinary” classification. The items classified as “exceptional” under French GAAP do not qualify as “extraordinary items” under US GAAP.

ii. Comprehensive income

Other Comprehensive income (“OCI”) includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. In financial statements under French GAAP, the concept of comprehensive income does not exist.

Under U.S. GAAP, comprehensive income and its components must be displayed in a statement of comprehensive income.

The only item to be included is the currency translation adjustment of €4,200 at December 31, 2004.

iii. Statement of cash flows

Under French GAAP, all marketable securities are considered as cash equivalents for purposes of the statement of cash flows. Under U.S. GAAP, cash equivalents would only include, if any, investments with original maturities of three months or less. The following represents a summary of the significant components of the statement of cash flow for the year ended December 31, 2004, prepared in accordance with U.S. GAAP:

U.S. GAAP
Cash flows from operating activities	€(742,850)
Cash flows from investing activities	(982,250)
Cash flows from financing activities	44,500
Effect of exchange rate changes on cash	8,300

Net change in cash and cash equivalents	(1,672,300)

Cash and cash equivalents at beginning of year	2,688,700

Cash and cash equivalents at end of year	€1,016,400

b) Recent accounting pronouncement

SFAS 123R - Share Based Payment

In December 2004, the Financial Accounting Standards Board released its final revised standard entitled FASB Statement No. 123R, Share-Based Payment (“SFAS 123R”). FAS 123R requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of liability based service awards based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. SWT is currently reviewing this issue to measure the potential impact on the consolidated results of operations, financial position, and cash flows.